Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Liberty Bancorp Announces Business Update Conference Call
Company to Provide Investor Update, Set Long Term Plan
LAS VEGAS, Dec. 30, 2010 — Western Liberty Bancorp (Nasdaq: WLBC) (“WLBC” or the “Company”) today announced that the Company’s Chief Executive Officer, William E. Martin, and Chief Financial Officer, George Rosenbaum will host a business update conference call Wednesday, January 19, 2011 at 1:00pm Pacific Time (4:00pm Eastern Time), to provide an update on WLBC’s business and operations.
The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.westernlibertybancorp.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the Company’s web site. The Company expects to report full audited results at the end of February 2011.
Michael Frankel, Chairman of WLBC, said, “In addition to our $25 million capital injection into Service1st Bank of Nevada on October 28, 2010, the Company also has approximately $53 million in excess cash at the WLBC holding company level, as of December 10, 2010. The Company’s balance sheet affords us tremendous latitude in our ability to create long term value.”
“The theme for Western Liberty in 2011 is that Service1st is one of the best capitalized community banks in Nevada,” noted William E. Martin, Chief Executive Officer of WLBC. “Our goal is to create significant long term shareholder value, and to do that, we have a three-point plan: Improve the regulatory status of the bank, prevent any further deterioration of book value, achieve profitability in the near term and maximize profitability in the long term. We plan to discuss each of these points in greater detail on our upcoming conference call.”
While Service1st is operating under a consent order from the FDIC, under which management believes it is in full compliance, the Company does not need to raise any additional capital.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Western Liberty Bancorp
Western Liberty Bancorp is a Nevada financial institution bank holding company which conducts operations through Service1st, its wholly-owned banking subsidiary. Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses and individuals from its headquarters and two retail banking facilities in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of Service1st’s business is generated in the Nevada market.
Company Contact:
George Rosenbaum
Chief Financial Officer
Western Liberty Bancorp
(702) 540-4424